UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Items 2.01 and 2.03 is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 20, 2014, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) issued a press release announcing a $144 million investment in a portfolio of ten operating wind projects owned by an affiliate of JP Morgan Chase & Co (“JP Morgan”). The transaction enables the Company to participate in the priority cash flows associated with these wind projects. As part of the transaction, the Company borrowed $115 million of fixed-rate, amortizing non-recourse debt using the investment as collateral, pursuant to a loan agreement described in greater detail under Item 2.03 of this Current Report on Form 8-K.

The transaction was structured as an investment by HA Wind I LLC, a newly formed subsidiary of the Company (“HA Wind”), in a 50% ownership interest in newly formed Strong Upwind Holdings LLC (“NewCo”). NewCo, using the cash contributions from HA Wind and an affiliate of JP Morgan, the other 50% owner, has purchased minority ownership interest in four wind limited liability companies from JP Morgan. These four limited liability companies collectively own ten operating wind projects across five states. The expected cash flow from these wind projects is the primary source of repayments of the loan. The limited liability companies are majority owned and operated by large wind energy companies, including some of the largest electric utilities in the world.

The minority ownership interests in the holding companies are structured in a typical wind partnership flip structure where NewCo, along with a number of other large institutional investors receive a pre-negotiated preferred return consisting of a priority distribution of the project cash flows along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the project owner receives the majority of the cash flow and the institutional investors will have an ongoing residual interest. HA Wind and JP Morgan will share in the cash flow and tax attributes of NewCo according to a negotiated schedule. After factoring in the various ownership interests, HA Wind will own between 4% and 17.5% of the holding companies based on voting percentage.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As part of the transaction described under Item 2.01 of this Current Report on Form 8-K, the Company borrowed $115 million of fixed-rate, amortizing non-recourse debt using the investment as collateral, pursuant to a loan agreement (the “Loan Agreement”), dated as of October 15, 2014, among HA Wind, Bank of America, N.A., and each lender from time to time party thereto. The loan bears interest from the closing date through October 22, 2014, at a rate per annum equal to the sum of (x) the LIBOR daily floating rate plus (y) 4.25% per annum and converts on October 22, 2014 to a fixed rate of 5.74%. Principal and Interest is paid quarterly starting in March 2015 with a minimum principal payment amount equal to one-half percent (0.5%) of the principal amount of the loans plus additional principal payments based on available cash flow and a target debt balance. The scheduled maturity date of the loan is September 30, 2021 and the expected remaining debt balance to be repaid at the maturity date is $20.2 million.

HAT Holdings II LLC, a subsidiary of the Company has pledged its 100% ownership of the equity in HA Wind and HA Wind has pledged all of its assets, which consists primarily of its 50% ownership interest in NewCo, as security for the loan. The loan is otherwise non-recourse to the Company.

The Loan Agreement contains terms, conditions, covenants, and representations and warranties from HA Wind that are customary and typical for a transaction of this nature, including limitations on the incurrence of liens and indebtedness, investments, fundamental organizational changes, dispositions, changes in the nature of business, transactions with affiliates, use of proceeds and stock repurchases. The Loan Agreement also includes customary events of default, the occurrence of which may result in termination of the Loan Agreement, acceleration of amounts due, and accrual of default interest at a rate of 7.74%.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to a subsequent report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

October 20, 2014	By:	/s/ Steven L. Chuslo
	Name:	Steven L. Chuslo
	Title:	Executive Vice President and General Counsel